Exhibit 5.1: Opinion of James Vandeberg

James Vandeberg
601 Union St, Ste 4500
Seattle, WA 98101
Telephone: (206) 838-9735
Facsimile: (206) 262-9513

August 4, 2009

Mobilized Entertainment, Inc.
1106-980 Seymour St
Vancouver, BC V6B 1B5
Canada

Re:	Registration of common stock of Mobilized Entertainment, Inc., a Nevada corporation (the “Company”)

Dear Sir or Madam:

In connection with the registration on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate eight-five million five hundred seventy-seven thousand four hundred sixty-six (85,577,466) shares of common stock (the “Shares”) for resale by the shareholders of the Company, I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion and, based thereon, I advise you that, in my opinion, when the Shares have been issued, the Shares will be validly issued, fully paid and non-assessable shares of common stock of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement, including any prospectuses constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ James Vandeberg
James Vandeberg
                    Attorney-at-Law